Exhibit 99.1

Contact:
Richard F. Latour
President and CEO
Tel: 781-994-4800
MICROFINANCIAL INCORPORATED ANNOUNCES
FIRST QUARTER 2006 RESULTS
Woburn, MA — April 26, 2006 — MicroFinancial Incorporated (AMEX-MFI) a financial intermediary specializing in vendor based leasing and finance programs for transactions in the $500 to $15,000 range, today announced financial results for the first quarter ended March 31, 2006.
Net income for the quarter was $764 thousand, or $0.05 per diluted share on 13,905,902 shares, compared to a loss of $2.7 million, or a loss of $0.20 per share, in the first quarter of 2005.
First quarter revenue for the period ended March 31, 2006 was $8.9 million compared to $10.9 million in the first quarter of 2005. Income on leases and loans was $672 thousand, rental income was $5.7 million, and other income components contributed $2.5 million for the quarter.
Total operating expenses for the quarter declined 48.4% to $7.7 million from $14.8 million in the first quarter of 2005. Selling, general and administrative expenses decreased $2.1 million to $4.2 million from $6.3 million for the same period last year. The reduction in the SG&A expenses compared to last year included $0.7 million in compensation costs and $0.8 million in collection expenses. Headcount at March 31, 2006 was 85 as compared to 98 at the same period last year. The first quarter provision for credit losses decreased to $1.6 million from $5.8 million for the same period in 2005, while net charge-offs decreased to $2.8 million versus $10.1 million. Sequentially, amounts greater than 31 days delinquent on March 31, 2006 decreased to $15.2 million from $18.1 million on December 31, 2005.
Richard Latour, President and Chief Executive Officer said, “We continue to develop our originations team. In the first quarter of 2006 new contract originations improved by 26% to $2.9 million as compared to the fourth quarter of 2005. The volumes included a small portfolio purchase in the amount of $240 thousand in the month of March. During the quarter we also approved 182 new vendors and processed over 2,900 applications.”
Total interest bearing debt at March 31, 2006 was $1.0 million compared to $5.2 million for the same period last year. Cash received from customers for the quarter was $12.2 million compared to $16.1 million during the same period in 2005.

MICROFINANCIAL INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,	March 31,
	2005	2006

ASSETS
Cash and cash equivalents	$32,926	$31,690
Net investment in leases and loans:
Receivables due in installments	29,139	27,830
Estimated residual value	3,865	2,908
Initial direct costs	98	113
Less:
Advance lease payments and deposits	(35)	(36)
Unearned income	(3,658)	(4,743)
Allowance for credit losses	(8,714)	(7,548)

Net investment in leases and loans	20,695	18,524
Investment in service contracts, net	1,626	1,238
Investment in rental contracts, net	3,025	1,752
Property and equipment, net	719	733
Other assets	1,315	1,100
Deferred income tax	4,882	4,392

Total assets	$65,188	$59,429

LIABILITIES AND STOCKHOLDERS’ EQUITY

	December 31,	March 31,
	2005	2006

Notes payable	$161	$201
Subordinated notes payable	2,602	802
Accounts payable	1,099	525
Dividends payable	4,114	689
Other liabilities	2,094	1,913
Income taxes payable	431	281

Total liabilities	10,501	4,411

Stockholders’ equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized; no shares issued at December 31, 2005 and March 31, 2006	—	—
Common stock, $.01 par value; 25,000,000 shares authorized; 13,713,899 and 13,785,273 shares issued at December 31, 2005 and March 31, 2006, respectively	137	138
Additional paid-in capital	43,839	44,098
Retained earnings	10,711	10,782

Total stockholders’ equity	54,687	55,018

Total liabilities and stockholders’ equity	$65,188	$59,429

MICROFINANCIAL INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	For the three months ended
	March 31,
	2005	2006
Revenues:
Income on financing leases and loans	$1,508	$672
Rental income	6,429	5,721
Income on service contracts	1,088	555
Loss and damage waiver fees	819	551
Service fees and other	1,017	1,418

Total revenues	10,861	8,917

Expenses:
Selling general and administrative	6,348	4,207
Provision for credit losses	5,810	1,610
Depreciation and amortization	2,484	1,765
Interest	205	81

Total expenses	14,847	7,663

Income (loss) before provision (benefit) for income taxes	(3,986)	1,254
Provision (benefit) for income taxes	(1,322)	490

Net income (loss)	($2,664)	$764

Net income (loss) per common share:
Basic	($0.20)	$0.06

Diluted	($0.20)	$0.05

Weighted-average shares:
Basic	13,254,838	13,762,979

Diluted	13,254,838	13,905,902

About The Company
MicroFinancial Inc. (AMEX: MFI), headquartered in Woburn, MA, is a financial intermediary specializing in leasing and financing for products in the $500 to $15,000 range. The Company has been in operation since 1986.
Statements in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as “believes,” “anticipates,” “expects,” “views,” “will” and similar expressions are intended to identify forward-looking statements. The Company cautions that a number of important factors could cause actual results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Readers should not place undue reliance on forward-looking statements, which reflect the management’s view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. The Company cannot assure that it will be able to anticipate or respond timely to changes which could adversely affect its operating results in one or more fiscal quarters. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results may result in fluctuations in the price of the Company’s common stock. Statements relating to past dividend payments or the Company’s current dividend policy should not be construed as a guarantee that any future dividends will be paid.

For a more complete description of the prominent risks and uncertainties inherent in the Company’s business, see the risk factors described in documents the Company files from time to time with the Securities and Exchange Commission.